Exhibit 10.21

AMENDMENT

AMENDMENT, dated as of November 29, 2009 (this “Amendment”), to the Credit Agreement dated as of September 5, 2008 (the “Credit Agreement”) among Henry Schein, Inc., as borrower (the “Borrower”), the several lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and HSBC Bank USA, N.A., The Bank of New York Mellon, and UniCredit Markets and Investment Banking, acting through Bayerische Hypo- und Vereinsbank AG, New York Branch, as co-syndication agents.

RECITALS

A.          WHEREAS, a newly-formed joint venture in which the Borrower will hold a majority ownership interest intends to acquire certain assets of the Borrower (the “Winslow Acquisition”) and incur indebtedness in connection therewith;

B.          WHEREAS, in connection with the Winslow Acquisition, the Borrower is requesting that the Lenders agree to certain amendments relating to the Credit Agreement; and

C.          WHEREAS, the Lenders are willing to agree to such amendments subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.	Defined Terms. Terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, as amended by this Amendment. As used in this Amendment, the following terms shall have the following meanings:

 “Effective Date”: as defined in Section 11.

“Winslow Acquisition”: as defined in the Preamble hereto.

“Winslow Acquisition Documents”: the Omnibus Agreement, dated as of November 29, 2009, by and among the Borrower, National Logistics Services, LLC, Winslow Acquisition Company, Butler Animal Health Holding Company LLC, Butler Animal Health Supply, LLC, Oak Hill Capital Partners II, L.P., Oak Hill Capital Management Partners II, L.P., W.A. Butler Company, Burns Veterinary Supply, Inc., and the Management Members (as defined therein), and all documents and agreements executed and delivered in connection with the consummation of the transactions contemplated thereby.

“Winslow Transaction Documents”: the Winslow Acquisition Documents and the Winslow Credit Documents.

2.	Amendments to Section 1.1. Section 1.1 of the Credit Agreement is hereby amended by:

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(a) amending the definition of “Guarantor” by inserting the words “(other than the Joint Venture and its Subsidiaries)” after the words “any Subsidiary of the Borrower” in the first line thereof; and

(b) adding the following definitions in the appropriate alphabetical order:

“Joint Venture”: W.A. Butler Company, a Delaware corporation (currently known as Winslow Acquisition Company, together with its permitted successors and assigns).

“Permitted JV Refinancing Indebtedness” means Indebtedness of the Joint Venture and its Subsidiaries which satisfies each of the following conditions:  (a) to the extent that such Indebtedness is to be secured by a Lien on any assets or property, or the Equity Interests, of the Joint Venture and its Subsidiaries, the terms of such Indebtedness (including the Liens that secure such Indebtedness) shall be substantially similar to those provided in the Winslow Credit Documents (other than changes which extend the maturity thereof, decrease the interest rate applicable thereto, release a portion of the assets subject to such Liens or otherwise amend the terms in a manner that could not reasonably be expected to be materially adverse to the interests of the Lenders taken as a whole) and any Liens that secure such Indebtedness do not cover any additional assets, property or Equity Interests ; (b) such Indebtedness shall consist of (i) a secured facility which satisfies the requirements of clause (a) above or (ii) an unsecured or subordinated facility (and guarantees in respect thereof provided by any Subsidiary of the Joint Venture) with terms customary for facilities of such type at such time; (c) no Default or Event of Default shall have occurred and be continuing or would result from the incurrence of such Indebtedness; (d) such Indebtedness shall not be subject to any amortization or required repayment obligations (other than, in the case of a secured facility, as contemplated by clause (a) above or, in the case of an unsecured or subordinated facility, as then reflects the customary terms for facilities of such type at such time) on or prior to the Termination Date; (e) the net proceeds of such Indebtedness (other than any revolving Indebtedness) are concurrently applied to the prepayment of the Indebtedness to be refinanced; and (f) the Administrative Agent shall have received (x) a certificate of a Responsible Officer of the Joint Venture certifying compliance with the conditions set forth in this definition (and attaching any other information reasonably required by the Administrative Agent) and (y) copies of all the loan documents relating to such Indebtedness at least three Business Days prior to the funding of any such Indebtedness.

 “Winslow Credit Agreement”: the credit agreement to be entered into in connection with the Winslow Acquisition between Butler Animal Health Supply, LLC, a Delaware limited liability company, as borrower, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (as amended, waived, modified or supplemented from time to time; provided that any renewal, replacement or refinancing thereof shall satisfy the requirements set forth in paragraphs (a) through (f) of the definition of “Permitted JV Refinancing Indebtedness”).

“Winslow Credit Documents”: the Winslow Credit Agreement and any agreement, document or instrument creating any security interest or other encumbrance, or guaranty, entered into in connection therewith and any other agreement, document or instrument ancillary or otherwise related thereto (as amended, waived, modified or supplemented from time to time; provided that any renewal, replacement or refinancing thereof shall satisfy the requirements set forth in paragraphs (a) through (f) of the definition of “Permitted JV Refinancing Indebtedness”).

3.	Amendment to Section 7.4. Clause (c) of Section 7.4 of the Credit Agreement is hereby amended by inserting the words “(other than Indebtedness permitted under Section 8.3(b)(viii))” after the word
“Indebtedness” in the first line thereof.

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4.
Amendment to Section 7.12. Section 7.12 of the Credit Agreement is hereby amended by inserting the words “(other than the Joint Venture and its Subsidiaries)” after the word “Subsidiary” in the first line thereof.

5.	Amendment to Section 8.2. Section 8.2 of the Credit Agreement is hereby amended by:

 (i) deleting the word “or” from the end of clause (m);

(ii) deleting the period from the end of clause (n) and substituting therefor a semicolon; and

(iii) adding the following at the end thereof:

“(o) any Lien over the assets, property or Equity Interests of the Joint Venture and its Subsidiaries that secures Indebtedness permitted under Section 8.3(b)(viii); provided that such Lien does not at any time cover any additional assets or property other than products or proceeds thereof; or

(p) Liens granted by any Subsidiary of the Borrower that are contractual rights of set-off or netting arrangements relating to pooled deposit or sweep accounts of such Subsidiary to permit satisfaction of overdraft or similar obligations (including with respect to netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements) incurred in the ordinary course of business of such Subsidiary.”

6.	Amendment to Section 8.3. Clause (b) of Section 8.3 of the Credit Agreement is hereby amended by:

(i)          deleting the word “and” from the end of clause (vi);

(ii)         deleting the period from the end of clause (vii) and substituting therefor a comma; and

(iii)        adding the following words at the end thereof:

“(viii) (A) Indebtedness of the Joint Venture and its Subsidiaries under the Winslow Credit Agreement in a principal amount not to exceed $330,000,000 at any time, and (B) Permitted JV Refinancing Indebtedness in respect thereof, (ix) Indebtedness of any Subsidiary of the Borrower in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts in the ordinary course of business, and (x) any Guarantee Obligation of the Borrower in respect of Indebtedness incurred by any Subsidiary under clause (ix) hereof up to an aggregate principal amount not to exceed $25,000,000 at any time outstanding.”

7.	Amendment to Section 8.8. Section 8.8 of the Credit Agreement is hereby amended by:

(i)          deleting clause (i) of the proviso in its entirety and replacing it with the following:

“(i) the foregoing shall not apply to prohibitions, restrictions and conditions (x) imposed by law, (y) contained in any of the Loan Documents or (z) contained in the

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                                organizational documents of the Joint Venture and its Subsidiaries (including their respective operating, management or partnership agreements, as applicable) to the extent that such prohibition, restriction or condition applies only to the property, assets or Equity Interests of, or dividends, distributions, loans, advances, repayments or guarantees by, the Joint Venture and its Subsidiaries,”

(ii)         deleting clause (iv) of the proviso  in its entirety and replacing it  with the following:

“(iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness (including the Winslow Credit Documents and the loan documentation with respect to any Permitted JV Refinancing Indebtedness) permitted by this Agreement if such restrictions or conditions apply only to the property, assets or Equity Interests securing any such Indebtedness and, in the case of the Winslow Credit Documents and any loan documentation with respect to Permitted JV Refinancing Indebtedness, such restrictions or conditions apply only to the property, assets or Equity Interests of the Joint Venture and its Subsidiaries, and”.

8.
Amendment to Section 9. Section 9 is hereby amended by (i) inserting the words “(other than Indebtedness permitted under Section 8.3(b)(viii))” after the words “Material Indebtedness” where such words appear in subsections (d) and (e) thereof, and (ii) inserting the words “(other than the Joint Venture and its Subsidiaries)” after the words “Significant Subsidiary” where such words appear in subsections (f) and (g) thereof.

9.	Schedule 5.14 to the Credit Agreement. Schedule 5.14 to the Credit Agreement is hereby supplemented with the information provided in Schedule 5.14 to this Amendment.

10.	Conditions to Effectiveness. This Amendment shall become effective on the date (the “Effective Date”) on which the following conditions shall have been satisfied or waived:

(a) the Administrative Agent shall have received this Amendment, duly executed and delivered by the Borrower and the Majority Lenders;

(b)        the Administrative Agent shall have received executed copies of the Winslow Transaction Documents, each certified by an officer of the Borrower to be true and correct and in full force and effect as of the date hereof, and no provision thereof shall have been amended, waived or otherwise modified without the consent of the Administrative Agent;

(c) the Winslow Acquisition shall have been consummated in accordance with the Winslow Acquisition Documents;

(d)        the Administrative Agent shall have received customary legal opinions from counsel to the Borrower and its Subsidiaries in form and substance reasonably satisfactory to the Administrative Agent; and

(e)        the Administrative Agent shall have received such customary certificates as may be reasonably requested by the Administrative Agent including confirmation that the Borrower is in compliance with the requirements of Section 8.1 of the Credit Agreement both prior to and immediately after the consummation of the Winslow Acquisition.

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11.
Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

12.	Representations and Warranties. The Borrower hereby represents and warrants to the Lenders and the Administrative Agent as follows:

(a)        The Borrower has the corporate power and authority and the legal right to execute, deliver and perform this Amendment and has taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment. This Amendment has been duly executed and delivered on behalf of the Borrower and constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

(b)        The representations and warranties of the Borrower set forth in Section 5 of the Credit Agreement as amended hereby (excluding the representations made in subsections 5.2 and 5.6 thereof) are true and correct in all material respects on and as of the date hereof as if made on and as of such date (or, if such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

13.
Fees, Costs and Expenses.  The Borrower agrees to (i) pay to the Administrative Agent any arrangement fees previously agreed in writing in connection with this Amendment and (ii) reimburse the Administrative

Agent for all reasonable fees, costs and expenses incurred by it in connection with this Amendment, including but not limited to the reasonable fees, costs and expenses of counsel and invoiced at least one Business Day prior to the Effective Date.

14.	Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

15.	Loan Document. This Amendment shall be designated a Loan Document for all purposes of the Credit Agreement, as amended hereby, and the terms and conditions set forth therein.

 [Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

HENRY SCHEIN, INC.

By:	/s/Mark E. Mlotek
Name: Mark E. Mlotek
Title: Executive Vice President

JPMORGAN CHASE BANK, N.A. as Administrative
Agent and a Lender

By:	/s/Jules Panno
Name: Jules Panno
Title: Vice President

William Street LLC, as a Lender

By:	/s/Tom Halverson
Name: Tom Halverson
Title: Authorized Signatory

BANK OF TOKYO-MITSUBISHI UFJ TRUST
COMPANY
as a Lender

By:	/s/B. McNany
Name: B. McNANY
Title: ASST. VICE PRESIDENT

US BANK, N.A. as a Lender

By:	/s/Nathan M. Hall
Name: Nathan M. Hall
Title: AVP

THE ROYAL BANK OF SCOTLAND, PLC as a
Lender

By:	/s/Scott MacVicar
Name: Scott MacVicar
Title: Vice President

HSBC Bank USA, National Association

By:	/s/Brian S. Dossie
Name: Brian S. Dossie
Title: Vice President

DE LAGE LANDEN FINANCIAL SERVICES, INC.
as a Lender

By:	/s/Kenneth Guest
Name: Kenneth Guest
Title: VP, Commercial Operations

The Bank of New York Mellon as a Lender

By:	/s/Kenneth P. Sneider, Jr.
Name: Kenneth P. Sneider, Jr.
Title: Vice President

Bank of America, N.A., as a Lender

By:	/s/Steven J. Melicharek
Name: Steven J. Melicharek
Title: Senior Vice President

Wells Fargo Bank as a Lender

By:	/s/Eric Frandson
Name: Eric Frandson
Title: Senior Relationship Manager